Exhibit 99.1

YRC Worldwide Announces James Welch Intends to Retire in July 2018

Darren Hawkins to be named President and Chief Operating Officer of YRCW

TJ O’Connor to be named President of YRC Freight

Bob Stone to be named President of Reddaway

OVERLAND PARK, Kan., December 13, 2017 — YRC Worldwide Inc. (NASDAQ: YRCW) today announced that James Welch, the company’s CEO, has informed the Board of Directors of his intention to retire from the company July 31, 2018. Welch intends to remain CEO of YRC Worldwide until that date.

Effective January 1, 2018, YRC Freight President Darren Hawkins will assume the transitional role of President and Chief Operating Officer of YRC Worldwide. In this newly created role, Hawkins will oversee YRC Freight, Holland, Reddaway and New Penn in addition to other responsibilities. At the regularly scheduled July 2018 board meeting, the Board of Directors intends to name Hawkins as the successor to Welch as CEO of YRCW. Hawkins will report to Welch during the transition.

In addition, effective January 1, 2018, Reddaway President TJ O’Connor will become President of YRC Freight, and Bob Stone, currently Vice President of Operations at Reddaway, will become President of that company.

“During his tenure, James assembled a strong team of leaders at YRCW, YRC Freight, Holland, Reddaway and New Penn and worked to change the trajectory of the company, paving the way for significant investment in technology and equipment,” stated Jim Hoffman, Chairman of the YRC Worldwide Board of Directors. “The board and I appreciate his leadership and his commitment to stay and work with Darren over the upcoming transition period. We wish James the very best; he has our utmost respect for all he has done to serve our customers, stakeholders and employees,” Hoffman said.

“I believe this is the right time for YRCW and me to make the transition,” Welch stated. “I have gotten to know personally so many of the employees who work daily to serve our customers safely. There’s more work to be done but I am proud of what has been accomplished. I am especially proud of Darren and look forward to working with him during the transition. He is a true leader and his vast experience in the LTL industry has prepared him well to be CEO,” said Welch.

About YRC Worldwide

YRC Worldwide Inc., headquartered in Overland Park, Kan., is the holding company for a portfolio of less-than-truckload (LTL) companies including YRC Freight, YRC Reimer, Holland, Reddaway, and New Penn. Collectively, YRC Worldwide companies have one of the largest, most comprehensive LTL networks in North America with local, regional, national and international capabilities. Through their teams of experienced service professionals, YRC Worldwide companies offer industry-leading expertise in flexible supply chain solutions, ensuring customers can ship industrial, commercial and retail goods with confidence.

Please visit our website at www.yrcw.com for more information.

Media Contact:	Mike Kelley
916-696-6121
mike.kelley@yrcw.com

SOURCE: YRC Worldwide